Exhibit 99.1

NEWS

RELEASE

NCR Voyix Independent Chair James G. Kelly Becomes Executive Chair

Board Appoints Kevin Reddy to Serve as Lead Independent Director

ATLANTA, May 9, 2024 – NCR Voyix Corporation (NYSE: VYX) (“NCR Voyix” or the “Company”), a leading global provider of digital commerce solutions, said today that its Board of Directors has appointed James G. Kelly to the role of Executive Chair, effective immediately. Mr. Kelly previously served as Independent Chair.

Mr. Kelly will work closely with David Wilkinson, Chief Executive Officer, in supporting the management team on strategic and operational matters, in addition to his role on the Board. This appointment complements NCR Voyix’s executive leadership team following the spin-off of its ATM-related businesses in October 2023.

“I’m excited to be working more closely with Jim as we execute our growth strategies. I look forward to drawing upon his extensive experience and proven track record of value creation,” said Mr. Wilkinson.

The Executive Chair appointment of Mr. Kelly, who brings more than 25 years of executive public company leadership and operating experience, will allow management to tap into the Board of Directors’ deep expertise even further. The current Board of Directors was constituted in October 2023 in connection with the spin-off when Mr. Kelly was named Independent Chair.

Mr. Kelly said, “I look forward to working directly with David and the broader executive management team to drive increased value for our shareholders.”

Kevin Reddy, an existing director with over 20 years of deep restaurant industry experience, has been appointed the Company’s lead independent director.

About NCR Voyix

NCR Voyix Corporation (NYSE: VYX) is a leading global provider of digital commerce solutions for the retail, restaurant and digital banking industries. NCR Voyix transforms retail stores, restaurant systems and digital banking experiences with comprehensive, platform-led SaaS and services capabilities. NCR Voyix is headquartered in Atlanta, Georgia, with customers in more than 40 countries across the globe.

Website: https://investor.ncrvoyix.com

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LinkedIn: https://www.linkedin.com/company/ncrvoyix/

YouTube: https://www.youtube.com/@ncrvoyix

News Media Contact

Lee Underwood

lee.underwood@ncrvoyix.com

Investor Contact

Alan Katz

alan.katz@ncrvoyix.com